Exhibit 99.2
Q1 FY11 Question & Answer
Sept. 21, 2010
1.	What were some examples of brands in the Consumer Foods segment posting sales growth for the quarter?
•	Banquet

•	Lightlife

•	Marie Callender’s

•	Peter Pan

•	Ro*Tel

•	Slim Jim

•	Snack Pack

•	Wolf
2.	What were some examples of brands in the Consumer Foods segment posting sales declines for the quarter?

•	ACT II	•	Hebrew National	•	Parkay

•	Andy Capp’s	•	Hunt’s	•	Reddi-wip

•	Blue Bonnet	•	Kid Cuisine	•	Rosarita

•	Chef Boyardee	•	La Choy	•	Swiss Miss

•	Crunch ’n Munch	•	Libby’s	•	Van Camp’s

•	DAVID	•	Manwich	•	Wesson

•	Egg Beater’s	•	Orville Redenbacher’s

•	Healthy Choice	•	PAM
3.	What were unit volume changes for the quarter in the Consumer Foods and Commercial Foods segments?

Consumer Foods organic unit volume declined 3%.

Commercial Foods volume was flat.

4.	How much was total depreciation and amortization from continuing operations for the quarter?

Approximately $87 million (versus approximately $79 million in Q1 FY10)

5.	How much were capital expenditures from continuing operations for the quarter?

Approximately $129 million (versus approximately $117 million in Q1 FY10)

6.	What was the net interest expense for the quarter?

Approximately $37 million (versus approximately $41 million in Q1 FY10)

7.	What was corporate expense for the quarter?

Approximately $84 million for the quarter (versus approximately $100 million in Q1 FY10). The current quarter includes approximately $6 million of losses related to derivative hedging mark-to-market adjustments. Year-ago amounts include approximately $7 million of derivative hedge losses.

8.	What were dividends for the quarter?

Approximately $88 million (versus approximately $85 million in Q1 FY10), reflecting a dividend increase from the year-ago period

9.	What was the weighted average number of diluted shares outstanding for the quarter (rounded)?

Approximately 446 million shares for the quarter

10.	What were the gross margins and operating margins for the quarter ($ amounts in millions, rounded)?

Gross margin = segment gross profit* divided by net sales Gross margin = $658/$2,818 = 23%

Operating margin = segment operating profit** divided by net sales Operating margin = $326/$2,818 = 12%

*	Gross profit = net sales — costs of goods sold ($2,818 — $2,160 = $658)

**	See first-quarter segment operating results for a reconciliation of operating profit to income from continuing operations before income taxes and equity method investment earnings (loss). Income from continuing operations before income taxes and equity method investment earnings (loss), divided by net sales = $205/$2,818 = 7%.
11.	What is included in the company’s net debt at the end of the quarter (rounded, in millions)?

Q1 FY11
Total debt*	$3,473
Less: Cash on hand	$841

Net debt total	$2,632

*	Total debt = notes payable, short-term debt, long-term debt, and subordinated debt.

12.	What is the net debt to total capital ratio at quarter end?

The net debt to total capital ratio for the quarter was 35%.

This ratio is defined as net debt divided by the sum of net debt plus shareholder equity. See question No. 11 for the components of net debt.

13.	What was the effective tax rate for the quarter?

The effective tax rate for continuing operations for the quarter was 32%.

14.	What is the projected effective tax rate for FY11?

The company continues to expect the continuing operations effective tax rate to be approximately 34%, excluding items impacting comparability. The company acknowledges that the quarterly rates may be different from this, given the timing of certain matters, but that the overall rate is expected to approximate 34%.

15.	What are the projected capital expenditures for FY11?

Total capital expenditures for FY11 are expected to be approximately $525 million, which will be partly offset by insurance proceeds related to the Slim Jim matters.

16.	What is the expected net interest expense for FY11?

Net interest expense is expected to be approximately $140 million, including interest income from notes payable to ConAgra Foods resulting from the Trading & Merchandising divestiture.

Note on Forward-looking Statements:
This release contains forward-looking statements. These statements are based on management’s current views and assumptions of future events and financial performance and are subject to uncertainty and changes in circumstances. The company undertakes no responsibility for updating these statements. Readers of this release should understand that these statements are not guarantees of performance or results. Many factors could affect the company’s actual financial results and cause them to vary materially from the expectations contained in the forward-looking statements. These factors include, among other things: availability and prices of raw materials; the impact of the accident at the Garner, N.C., manufacturing facility, including the ultimate costs incurred and the amounts received under insurance policies; the effectiveness of its product pricing; future economic circumstances; industry conditions; the company’s ability to execute its operating plans; the success of the company’s innovation, marketing, and cost-saving initiatives; the competitive environment and related market conditions; operating efficiencies; the ultimate impact of the company’s recalls; access to capital; actions of governments and regulatory factors affecting the company’s businesses, including the Patient Protection and Affordable Care Act; the amount and timing of repurchases of the company’s common stock, if any; and other risks described in the company’s reports filed with the Securities and Exchange Commission. The company cautions readers not to place undue reliance on any forward-looking statements included in this release, which speak only as of the date made.